Exhibit 99.11

TRIGGER PRICE LETTER AGREEMENT
Date:	May 29, 2020

To:	M Capital Group Investors II, LLC
Cactus Holding Company, LLC
2200 South 75th Avenue Phoenix, AZ 85043 Attn: Jerry Moyes

From:	Citigroup Global Markets Inc.
Fax No.:	212-615-8985
Reference is made to the following agreements (collectively, the “Transaction Documents”):
(a)
Trigger Price Agreement, dated as of August 23, 2019, among Citigroup Global Markets Inc. (“CGMI”), M Capital Group Investors II, LLC (“M Capital II”) and Cactus Holding Company, LLC (“Cactus I”) as amended by the Trigger Price Letter Agreement dated October 31, 2019 and the Trigger Price Letter Agreement dated February 12, 2020 (the amended agreement, the “Trigger Price Agreement”);

(b)
Trigger Price Agreement Notice, dated as of September 10, 2019, delivered by CGMI and confirmed by M Capital II and Cactus I and the Trigger Price Agreement Notice, dated as of March 20, 2020, delivered by CGMI and confirmed by M Capital II and Cactus I (each, a “Trigger Price Agreement Notice”);

(c)
The Master Terms and Conditions for Prepaid Variable Share Forward Transactions, dated as of May 18, 2016, between M Capital II and CGMI (as amended, modified or supplemented from time to time, the “M Capital II Master Confirmation”), the Fifth Amended and Restated Transaction 1 Supplemental Confirmation to the M Capital II Master Confirmation, dated August 23, 2019 (as adjusted by the Trigger Price Agreement Notices, the “M Capital II Fifth A&R Transaction 1 Supplemental Confirmation”) and the Transaction 2 Supplemental Confirmation to the M Capital II Master Confirmation, dated August 23, 2019 (as adjusted by the Trigger Price Agreement Notices, the “M Capital II Transaction 2 Supplemental Confirmation” and, together with the M Capital II Master Confirmation and the M Capital II Fifth A&R Transaction 1 Supplemental Confirmation, the “M Capital II Confirmation”); and

(d)
The Master Terms and Conditions for Prepaid Variable Share Forward Transactions, dated as of October 30, 2015, between Cactus I and CGMI (as amended, modified or supplemented from time to time, the “Cactus I Master Confirmation”), the Sixth Amended and Restated Supplemental Confirmation to the Cactus I Master Confirmation, dated August 23, 2019 (as adjusted by the Trigger Price Agreement Notices, the “Cactus I Sixth A&R Supplemental Confirmation”), the Fifth Amended and Restated May 2016 Supplemental Confirmation to the Cactus I Master Confirmation, dated August 23, 2019 (as adjusted by the Trigger Price Agreement Notices, the “Cactus I Fifth A&R May 2016 Supplemental Confirmation”) and the Amended and Restated February 2019 Supplemental Confirmation to the Cactus I Master Confirmation, dated August 23, 2019 (as adjusted by the Trigger Price Agreement Notices, the “Cactus I A&R February 2019 Supplemental Confirmation” and, together with the Cactus I Master Confirmation, the Cactus I Sixth A&R Supplemental Confirmation and the Cactus I Fifth A&R May 2016 Supplemental Confirmation, the “Cactus I Confirmation”).

WHEREAS, on certain dates in May 2020, a Reset Trigger Price Event occurred under the Trigger Price Agreement;
WHEREAS, in lieu of CGMI exercising its right under Section 1(b) of the Trigger Price Agreement to require each of M Capital II and Cactus I to pay currently Trigger Price Reset Amounts to reset both the Reset Trigger Price and the Early Termination Trigger Price, the parties intend to (i) eliminate prospectively the Reset Trigger Price and the Early Termination Trigger Price, (ii) provide for M Capital II and Cactus I to pay a portion of the Trigger Price Reset Amounts in cash, (iii) provide for CGMI to make such adjustments to the terms of the M Capital II Confirmation and the Cactus I Confirmation as it determines appropriate to account for the remaining portion of the Trigger Price Reset Amounts and (iv) amend certain terms of the Trigger Price Agreement.

Accordingly, the parties hereto agree as follows:
Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Trigger Price Agreement.
1. Pursuant to Section 1(b) of the Trigger Price Agreement, CGMI notified each of M Capital II and Cactus I (which shall be deemed delivered on a timely basis under the Trigger Price Agreement) that a Reset Trigger Price Event has occurred and that CGMI is exercising its right under such Section 1(b) to require each of M Capital II and Cactus I to pay the Trigger Price Reset Amounts, as set forth herein.
2. The aggregate Trigger Price Reset Amount with respect to M Capital II shall be USD 36,426,000, and the aggregate Trigger Price Reset Amount with respect to Cactus I shall be USD 20,378,000, in each case including amounts owing in respect of the amendments in Section 4 hereof.  To pay the cash portion of their respective Trigger Price Reset Amount, M Capital II shall pay CGMI USD 5,410,000 and Cactus I shall pay CGMI USD 3,090,000 (each, a “Partial Reset Payment”) on or prior to September 1, 2020 (the “Payment Deadline”), which payment obligation shall constitute an amount payable under its respective Confirmation and a Secured Obligation under its respective Pledge Agreement and shall be payable whether or not a Trigger Price Termination Event occurs following the date hereof.  If CGMI does not receive such Partial Reset Payment from each of M Capital II and Cactus I by such Payment Deadline, it shall constitute a Trigger Price Termination Event under the Trigger Price Agreement.
3. On or promptly following the earlier of (i) September 21, 2020 and (ii) the date a Trigger Price Termination Event under the Trigger Price Agreement occurs or an Early Termination Date occurs under the M Capital II Confirmation or the Cactus I Confirmation, CGMI shall adjust the terms of the M Capital II Confirmation and Cactus I Confirmation (including without limitation the floor and cap prices (which may be set to equal the other) and valuation dates) as it determines appropriate to account for the non-cash portion of the Trigger Price Reset Amounts.
4. Effective upon receipt by CGMI of the countersignatures to this Letter Agreement from each of M Capital II and Cactus I, the Trigger Price Agreement shall be amended as follows:
a.	Sections 1 and 3 of the Trigger Price Agreement shall be deleted in their entirety and replaced with “[Reserved].”
b.	Section 2 of the Trigger Price Agreement shall be deleted in its entirety and replaced with the following, with Partial Reset Payment and Payment Deadline defined as set forth above:
Notwithstanding anything to the contrary in the M Capital II Confirmation or the Agreement (as defined in the M Capital II Master Confirmation) or the Cactus I Confirmation or the Agreement (as defined in the M Capital II Confirmation), if (i) CGMI does not receive the Partial Reset Payment with respect to each of M Capital II and Cactus I by the Payment Deadline (such occurrence of (i), the “Trigger Price Termination Event”), (x) it shall constitute an immediate Event of Default (without regard to any otherwise applicable notice requirement or grace period) under each of the M Capital II Confirmation and Cactus I Confirmation with respect to M Capital II and Cactus I, respectively, (y) CGMI may elect that an Early Termination Date be deemed to have been designated (without regard to any otherwise applicable notice requirement or grace period) with respect to each such Event of Default on any date on or after the date of such Trigger Price Termination Event and (z) upon such election, the Early Termination Amount payable by M Capital II and Cactus I, respectively, with respect to each of the M Capital II Confirmation and Cactus I Confirmation shall be equal to the sum of (A) the closing price of the Shares (as defined in the M Capital II Confirmation) on such Early Termination Date (or, in the absence of a closing price, a price reasonably determined by CGMI), multiplied by the M Capital II Collateral Shares or the Cactus I Collateral Shares, as applicable, (B) the losses or costs incurred by CGMI in connection with terminating, liquidating or reestablishing any hedge related to the “Transactions” under the M Capital II or Cactus I Confirmation, as applicable, as determined by CGMI in a commercially reasonable manner, and (C) the Partial Reset Payment.  For the avoidance of doubt, the parties agree and acknowledge that the occurrence of such Trigger Price Termination Event shall entitle CGMI to immediately exercise remedies available to it pursuant to the M Capital II Security Agreement and the Cactus I Security Agreement.

5. Each of M Capital II and Cactus I notified CGMI (which shall be deemed delivered on a timely basis under the Trigger Price Agreement) that it has the ability to pay the Trigger Price Reset Amount (including the adjustments contemplated herein) and will meet its obligations with respect to the Trigger Price Reset Amount.
6. Sections 4 and 5 of the Trigger Price Agreement shall apply to this Letter Agreement mutatis mutandis.  Each of M Capital II and Cactus I shall evidence their agreement to the terms and conditions of this Letter Agreement by countersigning below and returning a copy to us.
7. Except as specifically provided herein, the foregoing shall not be (i) deemed to modify or affect the obligations of M Capital II or Cactus I to comply with each and every obligation, covenant, duty, or agreement under the Transaction Documents and all other instruments, documents, and agreements issued, executed, or delivered in connection with the Transaction Documents, or (ii) construed to be a waiver of, or in any way obligate CGMI to waive, or any default or Event of Default under any of the Transaction Documents that have occurred or that may occur from and after the date hereof.

Yours sincerely,

CITIGROUP GLOBAL MARKETS INC.

		By:	/s/ James Heathcote
Name: James Heathcote
Title: Authorized Signatory

Acknowledged and Agreed as of the date first set forth above:

M CAPITAL GROUP INVESTORS II, LLC

By:	JERRY AND VICKIE MOYES FAMILY TRUST, its Manager

By:	/s/ Jerry C. Moyes
Name:	Jerry C. Moyes
Title:	Co-Trustee of the Manager

By:	/s/ Vickie Moyes
Name:	Vickie Moyes
Title:	Co-Trustee of the Manager

CACTUS HOLDING COMPANY, LLC

By:	JERRY AND VICKIE MOYES FAMILY TRUST, its Manager

By:	/s/ Jerry C. Moyes
Name:	Jerry C. Moyes
Title:	Co-Trustee of the Manager

By:	/s/ Vickie Moyes
Name:	Vickie Moyes
Title:	Co-Trustee of the Manager

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